Exhibit 99.2

Net1 Finalizes Black Economic Empowerment (“BEE”) Deal

Johannesburg, South Africa, April 19, 2012 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NASDAQ: UEPS, JSE: NT1) today announced that all the conditions precedent related to the Broad Based Black Economic Empowerment transaction, announced on January 26, 2012, have been fulfilled. Pursuant to the transaction, Net1 has granted a one-year option to purchase up to 8,955,000 shares of the Company’s common stock, equal to 19.7% of the Company’s current issued and outstanding shares, with an exercise price of US$8.96 per share to Business Venture Investments 1567 (Proprietary) Limited, a special purpose vehicle that represents a consortium of black South Africans, community groups and the Net1 Foundation (the “BBBEE consortium”).

The lead partner in the BBBEE consortium is Mosomo Investment Holdings (Pty) Ltd (“Mosomo”), a well-known black empowerment investment company with a proven track record in transformation, with experience in mining, financial services and mass banking concepts.

“We are delighted that our BEE transaction has been approved by the relevant authorities and look forward to welcoming the BBBEE consortium as shareholders when the option is exercised,” said Dr. Serge Belamant, Chairman and CEO of Net1. “We look forward to working with the BBBEE consortium,” he concluded.

Brian Khomotso Mosehla, CEO of Mosomo and a director of Net1, commented: “We welcome the finalization of the Net1 BEE transaction. Mosomo, as the lead partner, can now focus on raising the required funds to exercise the option and on formalizing the BBBEE consortium in the designated special purpose vehicle. We look forward to becoming significant shareholders in Net1 and contributing towards the group’s future success,” he concluded.

Mr. Mosehla joined the Net1 board on January 25, 2012 as part of the BEE transaction.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

About Mosomo

Mosomo Investment Holdings (Pty) Ltd is a BEE investment company with a proven track record in the mining, financial services and mass banking sectors. The company is headed by CEO Brian Khomotso Mosehla, a chartered accountant with extensive corporate and board directorship experience. Mr. Mosehla was formerly head of corporate finance and new business at Mvelaphanda. In addition to his directorship at Net 1, he is a director of Coal of Africa Limited, was formerly a senior member of the corporate finance division at African Merchant Bank, and has served as an executive director of Mvelaphanda Resources and also as non-executive director of Unitrans Ltd.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com